EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2016 Earnings Results

SCOTTSDALE, Ariz., Aug. 10, 2016 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the largest U.S.-based independent manufacturer of composite wind blades, today reported financial results for the quarter ended June 30, 2016.

Highlights

For the quarter ended June 30, 2016:

  Net sales increased 29.7% to $194.3 million
  Total billings increased 40.5% to $196.1 million
  Net income increased to $11.6 million, the same amount on a pro forma basis, or $0.44 per share on a fully-diluted pro forma basis. The Company’s pro forma results include the conversion of preferred stock, preferred stock warrants and subordinated convertible promissory notes to common stock immediately prior to the Company’s initial public offering (IPO) noted below
  EBITDA increased to $20.8 million from $11.9 million in the comparable period in 2015, with an EBITDA margin of 10.7% in the 2016 period compared to 7.9% in 2015
  Adjusted EBITDA increased to $20.8 million from $12.3 million in the comparable period in 2015, with an adjusted EBITDA margin of 10.7% in the 2016 period compared to 8.2% in 2015
  In July 2016, the Company completed its IPO and issued approximately 7.2 million shares of common stock at $11.00 per share for net proceeds of approximately $69.5 million after deducting the underwriting discounts and estimated IPO related expenses

KPIs	Q2'16	Q2'15
Sets[1]	551	346
Estimated megawatts[2]	1,252	772
Manufacturing lines installed [3]	30	29
Dedicated manufacturing lines[4]	38	29
Manufacturing lines in startup[5]	0	7
Manufacturing lines in transition[6]	3	10

  Number of wind blade sets (which consist of three wind blades) invoiced worldwide.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines installed and either in operation, transition or startup.
  Number of manufacturing lines dedicated to our customers under long-term supply agreements. Dedicated manufacturing lines may be greater than total manufacturing line capacity in instances where we have signed new supply agreements for manufacturing facilities that have not yet been built.
  Number of manufacturing lines in a startup phase during the period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We are pleased with our strong operational and financial performance in the second quarter of 2016, following the successful completion of our initial public offering in July. Our results were driven by increased production across all four of our geographic segments as we reported year-over-year increases in net sales, total billings, EBITDA and adjusted EBITDA,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We delivered margin expansion due to improved efficiency and plant utilization with 27 manufacturing lines operating at near 100% capacity, and three manufacturing lines in transition during the quarter.  We plan on starting up a number of new lines in our new facilities in Mexico and Turkey in the back half of 2016, which will drive future growth, but will add to margin pressure in the near term as the lines ramp up to full capacity.  We expect to continue to capitalize on the strong wind industry growth and outsourcing trends from our core customer base and we will continue to execute on our strategy for growth and profitability under long-term supply agreements with significant revenue visibility while driving capital efficiency for the industry leading OEMs in the wind energy market.”

Second Quarter 2016 Financial Results

Net sales for the three months ended June 30, 2016 increased by $44.5 million or 29.7% to $194.3 million compared to $149.7 million in the same period in 2015. This was primarily driven by a 49.6% increase in the number of wind blades delivered in the three months ended June 30, 2016 compared to the same period in 2015. Net sales of wind blades were $182.9 million for the three months ended June 30, 2016 as compared to $132.9 million in the same period in 2015. These increases were primarily the result of additional wind blade volume in our plants in China, the U.S. and Mexico. Net sales from the manufacturing of precision molding and assembly systems during the three months ended June 30, 2016 decreased to $10.0 million from $15.7 million in the same period in 2015. This decrease was primarily the result of our customers requiring less precision molding and assembly systems from our Rhode Island facility during the three months ended June 30, 2016. Total billings for the three months ended June 30, 2016 increased by $56.5 million or 40.5% to $196.1 million compared to $139.6 million in the same period in 2015. The impact of the strengthening of the Euro against the U.S. dollar in our Turkey operation on consolidated net sales and total billings for the three months ended June 30, 2016 was not significant compared to reductions of 6.1% and 5.2%, respectively, for the same period in 2015.

Total cost of goods sold for the three months ended June 30, 2016 was $171.4 million and included aggregate costs of $3.1 million related to startup costs in our new plants in Mexico and Turkey as well as the transition of wind blade models in our original plant in Mexico. This compares to total cost of goods sold for the three months ended June 30, 2015 of $137.6 million, including aggregate costs of $8.4 million related to the transition of wind blades in our U.S., Mexico and Taicang, China plants and startup costs in Mexico and Dafeng, China. Cost of goods sold as a percentage of net sales of wind blades decreased by 4.7% in the three months ended June 30, 2016 as compared to the same period in 2015, driven primarily by improved operating efficiency in Turkey. Cost of goods sold as a percentage of net sales from the manufacturing of precision molding and assembly systems increased by 5.2% during the three months ended June 30, 2016 as compared to the same period in 2015. The impact of the strengthening of the Euro against the U.S. dollar in our Turkey operation did not have a significant impact on consolidated cost of goods sold for three months ended June 30, 2016, but did result in a 6.0% reduction for the same period in 2015.

General and administrative expenses for the three months ended June 30, 2016 totaled $5.3 million as compared to $2.9 million for the same period in 2015. As a percentage of net sales, general and administrative expenses were 2.7% for the three months ended June 30, 2016, up from 1.9% in the same period in 2015. The increase was driven by the costs of enhancing our corporate support functions during this period of growth.

We granted awards of stock options and restricted stock units (RSUs) during 2015 and in early 2016 to certain employees and nonemployee directors. These awards include a performance condition requiring the completion of an initial public offering and have a required vesting period of one to four years commencing upon achievement of the performance condition. We did not begin recording compensation expense for these awards until the IPO was considered probable of achievement, which was not deemed to occur until the consummation of the IPO, and therefore no compensation cost was recognized until the IPO occurred. Since the IPO was consummated in July 2016, compensation expense will be recorded for the requisite service period from the grant date through the IPO date, with the balance of the share-based compensation expensed over the remaining vesting period. The expected share-based compensation expense to be recorded in the third quarter of 2016 (based on the IPO price per share of $11.00) is approximately $8.2 million.

Other expense of $4.0 million for the three months ended June 30, 2016 was comparable to $3.9 million for the same period in 2015.

Income tax provision increased to $2.0 million for the three months ended June 30, 2016 from $1.2 million for the same period in 2015. The increase was primarily due to the improved operating results in China and Mexico.

Net income for the three months ended June 30, 2016 was $11.6 million, as compared to $4.1 million in the same period in 2015. The increase was primarily due to the reasons set forth above.

Net income attributable to preferred shareholders was $2.4 million during both the three months ended June 30, 2016 and 2015.

Net income attributable to common shareholders was $9.1 million during the three months ended June 30, 2016 (or $11.6 million on a pro forma basis), compared to $1.7 million in the same period in 2015. This was primarily due to the increase in net income discussed above. Diluted earnings per share was $2.15 for the three months ended June 30, 2016, or $0.44 on a pro forma basis, as compared to $0.41 in the 2015 period.

EBITDA for three months ended June 30, 2016 increased to $20.8 million, compared to $11.9 million during the same period in 2015. This reflects the increase in capacity utilization and efficiencies at our plants worldwide along with a reduction in startup and transition costs compared to the same period in 2015. The EBITDA margin of 10.7% improved from 7.9% in the 2015 period.

Adjusted EBITDA for three months ended June 30, 2016 increased to $20.8 million compared to $12.3 million during the same period a year ago. The adjusted EBITDA margin improved to 10.7%, compared to 8.2% during the same period a year ago.

Capital expenditures decreased to $3.4 million for three months ended June 30, 2016 from $9.7 million during the same period a year ago. Capex is primarily related to new facilities or facility expansions and related machinery and equipment.

Net debt for the three months ended June 30, 2016 increased to $93.5 million (or $83.5 million on a pro forma basis) from $90.7 million as of December 31, 2015.

Additional results for the quarter ended June 30, 2016 include:

  Depreciation and amortization of $3.2 million, compared to $2.9 million for the same period a year ago
  Net interest expense of $4.1 million, compared to $3.6 million for the same period a year ago
  Realized loss on foreign currency remeasurement of $18,000, compared to $0.4 million for the same period a year ago

2016 Outlook

For the second half of 2016, the Company expects:

      ·        Total billings between $380 million and $390 million ($750 million to $760 million for the full year) (1)
      ·        Sets delivered of between 1,110 and 1,125 (2,147 to 2,162 for the full year)
      ·        Estimated megawatts of sets delivered to be between 2,550 and 2,590 (4,915 to 4,955 for the full year)
      ·        Dedicated manufacturing lines at year end of between 38 and 46
      ·        Manufacturing lines installed of between 33 and 36
      ·        No manufacturing lines in transition
      ·        Manufacturing lines in startup to be between 3 and 6
      ·        Capital expenditures to be between $38 million and $43 million
      ·        Effective tax rate to be between 25% and 30%
      ·        Depreciation and amortization of between $6.5 million and $7.0 million
      ·        Interest expense of between $6.5 million and $7.5 million
      ·        Income tax expense of between $2.2 million and $2.7 million
      ·        Share-based compensation of between $9.5 million and $10.5 million

(1) We have not reconciled our expected total billings to expected net sales as calculated under GAAP because we have not yet finalized calculations necessary to provide the reconciliation, including the expected change in deferred revenue, and as such the reconciliation is not possible without unreasonable efforts.

New Revenue Recognition Standard

In May 2014, the FASB issued new recognition and disclosure requirements for revenue from contracts with customers, which supersedes the existing revenue recognition guidance. The new recognition requirements focus on when the customer obtains control of the goods or services, rather than the current risks and rewards model of recognition. The core principle of the new standard is that an entity will recognize revenue when it transfers goods or services to its customers in an amount that reflects the consideration an entity expects to be entitled to for those goods or services. The new disclosure requirements will include information intended to communicate the nature, amount, timing and any uncertainty of revenue and cash flows from applicable contracts, including any significant judgments and changes in judgments and assets recognized from the costs to obtain or fulfill a contract. Entities will generally be required to make more estimates and use more judgment under the new standard.

The new requirements are effective for the Company beginning January 1, 2018, and may be implemented either retrospectively for all periods presented, or as a cumulative-effect adjustment as of the date of adoption. Early adoption as of January 1, 2017 is permitted.

The Company expects to adopt ASC 606 as of January 1, 2017 with retrospective application to January 1, 2015. Based on the Company’s preliminary evaluation of the new standard, revenue recognition in accordance with ASC 606 differs from the current guidance provided by GAAP as outlined in the SEC’s Staff Accounting Bulletin 104, which requires the Company to defer recognition of revenue until the risk of loss has passed to the customer and delivery has been made or a fixed delivery schedule has been provided by the customer. Since the Company’s products have no alternative use to the Company due to contractual restrictions placed by each customer on the technical specifications and design of the products, the Company’s initial assessment is revenue upon adoption of ASC 606 will be recognized before the product is delivered. Accordingly, revenue recognition under ASC 606 may no longer require the Company to record deferred revenue and inventory held for customer orders for products awaiting delivery to the customer. The Company is completing its analysis of  the impact of the adoption of ASC 606 on the results of operations and the amounts and disclosures included in the financial statements and plans to include additional information about the potential impact of the adoption in its Quarterly Report on Form 10-Q.

Conference Call and Webcast Information TPI Composites will host an investor conference call today at 5:00pm ET. Interested parties are invited to listen to the conference call can be accessed live over the phone by dialing 1-877-407-3982, or for international callers, 1-201-493-6780.  A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13643145. The replay will be available until August 17, 2016.  Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com.  The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures.  These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "seek," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in "Risk Factors," in our Registration Statement on Form S-1 and other reports that we will file with the SEC.

Non-GAAP Definitions

This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We believe that total billings will approximate what our net sales may be upon adoption of ASC 606 on January 1, 2017, if we are no longer required to defer revenue recognition until the blades are delivered. We define EBITDA as net income plus interest expense (net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any gains or losses from foreign currency transactions plus any loss on extinguishment of debt. We define net debt as the total principal amount of debt outstanding less unrestricted cash and equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Pro Forma Three Months Ended	Three Months Ended June 30,		Pro Forma Six Months Ended	Six Months Ended June 30,
($ in thousands, except per share amounts)	June 30, 2016 (1)	2016	2015	June 30, 2016 (1)	2016	2015

Net sales	$194,255	$194,255	$149,739	$370,365	$370,365	$245,328
Cost of sales	168,382	168,382	129,208	328,248	328,248	220,092
Startup and transition costs	3,055	3,055	8,381	6,361	6,361	12,535
Total cost of goods sold	171,437	171,437	137,589	334,609	334,609	232,627
Gross profit	22,818	22,818	12,150	35,756	35,756	12,701
General and administrative expenses	5,340	5,340	2,899	10,089	10,089	6,107
Income from operations	17,478	17,478	9,251	25,667	25,667	6,594
Other income (expense):
Interest income	28	28	79	49	49	138
Interest expense	(4,134)	(4,134)	(3,723)	(8,046)	(8,046)	(7,274)
Realized loss on foreign currency remeasurement	(18)	(18)	(433)	(457)	(457)	(270)
Miscellaneous income	154	154	140	344	344	269
Total other expense	(3,970)	(3,970)	(3,937)	(8,110)	(8,110)	(7,137)
Income (loss) before income taxes	13,508	13,508	5,314	17,557	17,557	(543)
Income tax provision	(1,953)	(1,953)	(1,224)	(4,256)	(4,256)	(1,104)
Net income (loss)	11,555	11,555	4,090	13,301	13,301	(1,647)
Net income attributable to preferred shareholders	-	2,438	2,356	-	4,875	4,712
Net income (loss) attributable to common shareholders	$11,555	$9,117	$1,734	$13,301	$8,426	$(6,359)

Weighted-average common shares outstanding:
Basic	26,549	4,238	4,238	26,549	4,238	4,238
Diluted	26,555	4,244	4,244	26,555	4,244	4,238
Basic income (loss) per common share	$0.44	$2.15	$0.41	$0.50	$1.99	$(1.50)
Diluted income (loss) per common share	$0.44	$2.15	$0.41	$0.50	$1.99	$(1.50)

Non-GAAP Measures:
Total billings	$196,146	$196,146	$139,602	$370,684	$370,684	$256,692
EBITDA	$20,776	$20,776	$11,867	$31,727	$31,727	$11,903
Adjusted EBITDA	$20,794	$20,794	$12,300	$32,184	$32,184	$12,173

(1) Includes the conversion of preferred stock, preferred stock warrants and subordinated convertible promissory notes immediately prior to the closing of the IPO.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	Pro Forma June 30, 2016 (1)	June 30, 2016	December 31, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$31,057	$31,057	$45,917
Restricted cash	2,408	2,408	1,760
Accounts receivable	87,556	87,556	72,913
Inventories	52,664	52,664	50,841
Inventories held for customer orders	50,138	50,138	49,594
Prepaid expenses and other current assets	40,952	40,952	31,337
Total current assets	264,775	264,775	252,362
Noncurrent assets:
Property, plant, and equipment, net	73,575	73,575	67,732
Other noncurrent assets	14,273	14,273	9,826
Total assets	$352,623	$352,623	$329,920

Current liabilities:
Accounts payable and accrued expenses	$99,765	$101,642	$101,108
Accrued warranty	30,573	30,573	13,596
Deferred revenue	65,656	65,656	65,520
Customer deposits and customer advances	10,644	10,644	8,905
Current maturities of long-term debt	27,328	27,328	52,065
Total current liabilities	233,966	235,843	241,194
Noncurrent liabilities:
Long-term debt, net of debt issuance costs, discount
and current maturities	83,926	92,364	77,281
Other noncurrent liabilities	4,278	4,278	3,812
Total liabilities	322,170	332,485	322,287
Preferred shares and warrants	-	203,734	198,830
Shareholders' equity (deficit)	30,453	(183,596)	(191,197)
Total liabilities and shareholders' equity (deficit)	$352,623	$352,623	$329,920

Non-GAAP Measure:
Net debt	$83,534	$93,534	$90,667

(1) Includes the conversion of preferred stock, preferred stock warrants and subordinated convertible promissory notes immediately prior to the closing of the IPO.

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2016	2015	2016	2015

Net cash provided by (used in) operating activities	$11,314	$(761)	$10,175	$68
Net cash used in investing activities	(3,356)	(9,705)	(14,244)	(20,310)
Net cash used in financing activities	(12,644)	(3,784)	(10,641)	(10,952)
Impact of foreign exchange rates on cash and cash
equivalents	(99)	13	(150)	(73)
Cash and cash equivalents, beginning of period	35,842	26,562	45,917	43,592
Cash and cash equivalents, end of period	$31,057	$12,325	$31,057	$12,325

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Pro Forma Three Months Ended	Three Months Ended June 30,		Pro Forma Six Months Ended	Six Months Ended June 30,
($ in thousands)	June 30, 2016 (1)	2016	2015	June 30, 2016 (1)	2016	2015
Net sales	$194,255	$194,255	$149,739	$370,365	$370,365	$245,328
Change in deferred revenue:
Blade-related deferred revenue at beginning of period (2)	(65,027)	(65,027)	(76,534)	(65,520)	(65,520)	(59,476)
Blade-related deferred revenue at end of period (2)	65,656	65,656	68,226	65,656	65,656	68,226
Foreign exchange impact (3)	1,262	1,262	(1,829)	183	183	2,614
Change in deferred revenue	1,891	1,891	(10,137)	319	319	11,364
Total billings	$196,146	$196,146	$139,602	$370,684	$370,684	$256,692

EBITDA and adjusted EBITDA are reconciled as follows:	Pro Forma Three Months Ended	Three Months Ended June 30,		Pro Forma Six Months Ended	Six Months Ended June 30,
($ in thousands)	June 30, 2016 (1)	2016	2015	June 30, 2016 (1)	2016	2015

Net income (loss)	$11,555	$11,555	$4,090	$13,301	$13,301	$(1,647)
Adjustments:
Depreciation and amortization	3,162	3,162	2,909	6,173	6,173	5,310
Interest expense (net of interest income)	4,106	4,106	3,644	7,997	7,997	7,136
Income tax provision	1,953	1,953	1,224	4,256	4,256	1,104
EBITDA	20,776	20,776	11,867	31,727	31,727	11,903
Realized loss on foreign currency remeasurement	18	18	433	457	457	270
Adjusted EBITDA	$20,794	$20,794	$12,300	$32,184	$32,184	$12,173

Free cash flow is reconciled as follows:	Pro Forma Three Months Ended	Three Months Ended June 30,		Pro Forma Six Months Ended	Six Months Ended June 30,
($ in thousands)	June 30, 2016 (1)	2016	2015	June 30, 2016 (1)	2016	2015
Net cash provided by (used in) operating activities	$11,314	$11,314	$(761)	$10,175	$10,175	$68
Capital expenditures	(3,356)	(3,356)	(9,705)	(14,244)	(14,244)	(20,310)
Free cash flow	$7,958	$7,958	$(10,466)	$(4,069)	$(4,069)	$(20,242)

Net debt is reconciled as follows:	Pro Forma	June 30,	December 31,
($ in thousands)	June 30, 2016 (1)	2016	2015
Total debt, net of debt issuance costs and discount	$111,254	$119,692	$129,346
Add debt issuance costs	3,337	3,390	4,220
Add discount on debt	-	1,509	3,018
Less cash and cash equivalents	(31,057)	(31,057)	(45,917)
Net debt	$83,534	$93,534	$90,667

(1) Includes the conversion of preferred stock, preferred stock warrants and subordinated convertible promissory notes immediately prior to the closing of the IPO.

(2) Total billings is reconciled using the blade-related deferred revenue amounts at the beginning and the end of the period as follows:

	Pro Forma Three Months Ended	Three Months Ended June 30,		Pro Forma Six Months Ended	Six Months Ended June 30,
($ in thousands)	June 30, 2016 (1)	2016	2015	June 30, 2016 (1)	2016	2015
Blade-related deferred revenue at beginning of period	$65,027	$65,027	$76,534	$65,520	$65,520	$59,476
Non-blade related deferred revenue at beginning of period	-	-	-	-	-	-
Total current and noncurrent deferred revenue at beginning of period	$65,027	$65,027	$76,534	$65,520	$65,520	$59,476

Blade-related deferred revenue at end of period	$65,656	$65,656	$68,226	$65,656	$65,656	$68,226
Non-blade related deferred revenue at end of period	-	-	-	-	-	-
Total current and noncurrent deferred revenue at end of period	$65,656	$65,656	$68,226	$65,656	$65,656	$68,226

(3) Represents the effect of the difference in the exchange rate used by our various foreign subsidiaries on the invoice date versus the exchange rate used at the period-end balance sheet date.

Investor Relations
480-315-8742
investors@TPIComposites.com